PROSPECTUS SUPPLEMENT
(To Prospectus dated November 19, 1997)                 Filed pursuant to
                                                        Rule 424(b)(5) under
[Logo]                                                  the Securities Act of
                                                        1933 (Reg. No. 33-64245)
$200,000,000

5 3/4% DEALER REMARKETABLE SECURITIES'sm' ('Drs.'sm'' ) DUE 2011

Interest payable March 15 and September 15

The Dealer remarketable securities ('Drs.'sm'') due March 15, 2011 (the 'Stated Maturity Date') of AlliedSignal Inc. (the 'Company') will bear interest at a rate of 5 3/4% per annum from February 10, 1998 until March 15, 2001 (the 'Remarketing Date'). Interest on the Drs. is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1998. The Drs. are subject to mandatory tender on the Remarketing Date. If J.P. Morgan Securities Inc., as Remarketing Dealer (the 'Remarketing Dealer'), has elected to remarket the Drs. as described herein, the Drs. will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date. See 'Description of the Drs. -- Mandatory Tender of Drs.; Remarketing.' If the Remarketing Dealer elects not to remarket the Drs., or for any reason does not purchase all of the Drs. on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at 100% of the principal amount thereof plus accrued interest, if any. See 'Description of the Drs. -- Repurchase.'

The Drs. will not be redeemable prior to the Remarketing Date. After the Remarketing Date, the Drs. will be redeemable on the terms described in 'Description of the Drs. -- Redemption.'

The Drs. will be represented by one or more global securities registered in the name of The Depository Trust Company ('DTC') or its nominee. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Purchasers of the Drs. will not have the right to receive physical certificates evidencing their ownership of the Drs. The Drs. will not be listed on any securities exchange.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Drs. will be offered by the Underwriters at varying prices based on prevailing market prices at the time of resale. The net proceeds to the Company will be 101.991% of the principal amount of the Drs. and the aggregate net proceeds to the Company will be $203,982,000 plus accrued interest, if any, from February 10, 1998, before deducting estimated expenses of $245,000 payable by the Company. The net proceeds include a premium paid by the Remarketing Dealer for the right to require the mandatory tender of all outstanding Drs. See 'Underwriting.'

The Drs. are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. It is expected that delivery of the Drs. will be made through the book-entry facilities of DTC on or about February 10, 1998.

J.P. MORGAN & CO.
                              GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.

February 5, 1998
------------------------

'Dealer remarketable securities'sm'' and 'Drs.'sm'' are service marks of J.P. Morgan Securities Inc.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE Drs. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE Drs. IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer by the Company or by any Underwriter to sell securities in any state to any person to whom it is unlawful for the Company or such Underwriter to make such offer in such state. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                             PAGE
                                                                                                             ----
Available Information................................................................................         S-3
Incorporation of Certain Documents by Reference......................................................         S-3
Summary of Selected Financial Information............................................................         S-4
Use of Proceeds......................................................................................         S-4
Description of the Drs...............................................................................         S-5
Certain United States Federal Income Tax Considerations..............................................        S-11
Underwriting.........................................................................................        S-14
Legal Opinions.......................................................................................        S-14
Forward-Looking Statements...........................................................................        S-15

                                                   PROSPECTUS

Available Information................................................................................           2
Incorporation of Certain Documents by Reference......................................................           2
The Company..........................................................................................           3
Ratio of Earnings to Fixed Charges...................................................................           3
Use of Proceeds......................................................................................           3
Description of Debt Securities.......................................................................           3
Plan of Distribution.................................................................................           7
Experts..............................................................................................           8

                             AVAILABLE INFORMATION

AlliedSignal Inc. (the 'Company') is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices, 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site at http://www.sec.gov/ that contains such reports, proxy statements and other information. Such information of the Company should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus Supplement:

     (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

     (3) the Company's Current Reports on Form 8-K filed on January 15, February 20, March 18, April 15, May 22, June 19, July 18, July 23, August 14, September 23, October 22, November 17 and December 18, 1997 and January 15 and February 2, 1998.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus Supplement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unissued shall be deemed to be incorporated by reference in this Prospectus Supplement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom this Prospectus Supplement is delivered, upon such person's written or oral request to AlliedSignal Inc., Office of the Secretary, P.O. Box 4000, Morristown, New Jersey 07962, telephone number (973) 455-5067.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial information for the Company for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and for the nine-month periods ended September 30, 1997 and 1996. This summary of selected financial information is qualified by reference to the financial statements and other information and data contained or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 1997.

                         SELECTED FINANCIAL INFORMATION
             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                            -----------------     -----------------------------------------------
                                             1997      1996        1996      1995      1994      1993      1992
                                            -------   -------     -------   -------   -------   -------   -------
INCOME STATEMENT DATA:
     Net sales............................  $10,562   $10,473     $13,971   $14,346   $12,817   $11,827   $12,042
     Income before cumulative effect of
       changes in accounting principles...      856       750       1,020       875       759       656       535(b)
     Net income (loss)....................      856       750       1,020       875       759       411(a)    (712)(b,c)
PER SHARE OF COMMON STOCK:
     Basic --
       Earnings before cumulative
          effect of changes in
          accounting principles...........     1.51      1.33        1.80      1.54      1.34      1.16       .95
       Net earnings (loss)................     1.51      1.33        1.80      1.54      1.34       .73     (1.26)
     Assuming Dilution --
       Earnings before cumulative
          effect of changes in
          accounting principles...........     1.47      1.29        1.76      1.52      1.32      1.14       .93
       Net earnings (loss)................     1.47      1.29        1.76      1.52      1.32       .71     (1.24)
BALANCE SHEET DATA (AT END OF PERIOD):
     Total assets.........................   13,074    12,932      12,829    12,465    11,321    10,829    10,756
     Long-term debt.......................    1,313     1,317       1,317     1,366     1,424     1,602     1,777
     Total debt...........................    2,366     2,221       1,931     2,010     1,687     1,960     2,113
     Shareowners' equity..................    4,419     4,027       4,180     3,592     2,982     2,390     2,251
     Total debt as a percent of total
       capital............................     33.1      33.2        29.5      33.7      34.1      42.7      44.7
RATIO OF EARNINGS TO FIXED CHARGES(d).....     8.11      6.88        7.06      6.18      6.02      4.71      3.27

------------

 (a) Includes the cumulative after-tax provision for the adoption of FASB No. 112 of $245 million, or $0.43 a share.

 (b) Includes the effect of a provision for Streamlining and Restructuring charges as well as a gain on the sale of common stock of Union Texas resulting in a net charge of $11 million (after-tax $6 million, or $0.01 a share).

 (c) Includes the cumulative after-tax provision for the adoption of FASB Nos. 106 and 109 of $1,247 million, or $2.21 a share.

 (d) The ratio of earnings to fixed charges is generally computed by dividing the sum of net income (excluding the cumulative effect of accounting changes in 1992 and 1993), income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases. The ratio also includes the Company's share of the earnings and fixed charges of significant joint ventures.

                                USE OF PROCEEDS

The Company intends to use the net proceeds from the sale of the Drs. to repay certain outstanding commercial paper of the Company, which commercial paper has a current average yield of approximately 5.6% and will mature on or around February 10, 1998. The proceeds of such commercial paper were used for general corporate purposes.

                            DESCRIPTION OF THE Drs.

GENERAL

The Drs. are to be issued as a series of debt securities under the Indenture, dated as of October 1, 1985, as supplemented (the 'Indenture'), between the Company and The Chase Manhattan Bank, as trustee (the 'Trustee'), which is more fully described in the accompanying Prospectus. The following description of the terms of the Drs. supplements the description of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus) set forth in the accompanying Prospectus. If these descriptions are inconsistent, then the description in this Prospectus Supplement shall govern.

The Drs. will be limited to $200,000,000 aggregate principal amount.

The Drs. will bear interest at an annual rate of 5 3/4% to March 15, 2001 (the 'Remarketing Date'). After the Remarketing Date, the interest rate on the Drs. will be reset at a fixed rate until the Stated Maturity Date, as determined by the Remarketing Dealer based on bids requested from dealers in the Company's publicly-traded debt securities. See ' -- Mandatory Tender of Drs.; Remarketing.' The Drs. will bear interest from February 10, 1998, payable semi-annually on March 15 and September 15 of each year (each, an 'Interest Payment Date'), commencing September 15, 1998 to the persons in whose name the Drs. are registered on the fifteenth calendar day (whether or not a Business
Day) immediately preceding the related Interest Payment Date (each, a 'Record Date'). 'Business Day' means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

The Drs. will mature on March 15, 2011 (the 'Stated Maturity Date'). However, the Drs. are subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof on the Remarketing Date. If the Remarketing Dealer elects to remarket the Drs., then the Drs. will be subject to mandatory tender to the Remarketing Dealer, for purchase at 100% of the principal amount thereof on the Remarketing Date on the terms and subject to the conditions described herein. See ' -- Mandatory Tender of Drs.; Remarketing,' below. If the Remarketing Dealer does not elect to exercise its right to a mandatory tender of the Drs., or for any reason does not purchase all of the Drs. on the Remarketing Date, then the Company is required to repurchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer from the holders thereof at 100% of the principal amount thereof plus accrued interest, if any. See ' -- Repurchase' below. The Drs. will not be redeemable prior to the Remarketing Date. However, under the circumstances described under ' -- Redemption,' the Company may exercise its right to redeem the Drs. from the Remarketing Dealer on the Remarketing Date. After the Remarketing Date, the Drs. will be redeemable on the terms described under ' -- Redemption.'

The Drs. will be issued in the form of one or more registered global securities and will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See ' -- Book-Entry System.'

Principal and interest initially will be payable, and the Drs. initially will be transferable and exchangeable, at the office or agency of the Company designated for that purpose in New York City, which initially will be the office of The Chase Manhattan Bank, the Trustee under the Indenture ('Chase'), located at 55 Water Street, 2nd Floor, North Building, Room 234, New York, New York Attention:
Corporate Trust Teller; provided, however, that payments of interest may be made, in the event the Drs. are issued in certificated form, at the option of the Company, by check mailed to the Registered Holders (as defined in the Indenture) of the Drs. See ' -- Book-Entry System' below.

Although the United States federal income tax treatment of the Drs. is not certain, the terms of the Drs. provide that the Company and all holders of the Drs. agree to treat the Drs. as fixed rate debt instruments that mature on the Remarketing Date for United States federal income tax purposes. See 'Certain United States Federal Income Tax Considerations.'

All Debt Securities, including the Drs., issued and to be issued under the Indenture will be unsecured and will rank pari passu with all other Debt Securities issued or to be issued under the Indenture and all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Company has issued Debt Securities in the principal amount of $1,225,500,000 under the Indenture. The Indenture does not limit the amount of Debt Securities which may be issued thereunder.

MANDATORY TENDER OF Drs.; REMARKETING

The following description sets forth the terms and conditions of the remarketing of the Drs., if the Remarketing Dealer elects to purchase the Drs. on the Remarketing Date for remarketing.

Mandatory Tender
If the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date (the 'Notification Date') of its intention to purchase all of the Drs. for remarketing, all outstanding Drs. will be automatically tendered to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under ' -- Repurchase' or ' -- Redemption' below. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. When the Drs. are tendered for remarketing, the Remarketing Dealer may remarket the Drs. for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale.

From and including the Remarketing Date to but excluding the Stated Maturity Date, the Drs. will bear interest at the Interest Rate to Maturity (defined below). If the Remarketing Dealer elects to remarket the Drs., the obligation of the Remarketing Dealer to purchase the Drs. on the Remarketing Date is subject to several conditions set forth in a Remarketing Agreement between the Company and the Remarketing Dealer (the 'Remarketing Agreement'). In addition, the Remarketing Dealer may terminate the Remarketing Agreement upon the occurrence of certain events set forth therein. See ' -- The Remarketing Dealer.' If for any reason the Remarketing Dealer does not purchase all outstanding Drs. on the Remarketing Date, the Company will be required on the Remarketing Date to repurchase any Drs. that have not been purchased by the Remarketing Dealer from the holders thereof at a price equal to the principal amount thereof plus all accrued interest, if any. See ' -- Repurchase' below.

The Remarketing Dealer shall determine the interest rate the Drs. will bear from the Remarketing Date to the Stated Maturity Date (the 'Interest Rate to Maturity') on the third Business Day immediately preceding the Remarketing Date (the 'Determination Date') by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers (defined below) for firm committed bids to purchase all outstanding Drs. at the Dollar Price (defined below), and by selecting the lowest such firm committed bid (regardless of whether each of the Reference Corporate Dealers actually submit bids). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 5.50% per annum (the 'Base Rate')) based on the following assumptions: (i) the Drs. would be issued on the Remarketing Date for settlement on the same day;
(ii) the Drs. would mature on the Stated Maturity Date; (iii) the Drs. would bear interest from the Remarketing Date at the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semiannually on the Interest Payment Dates for the Drs. and (iv) the winning bidder will bear all of its own expenses (including legal fees) in connection with the remarketing. The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon the holders of the Drs., the Company and the Trustee.

'Dollar Price' means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the interest payment dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

'Reference Corporate Dealer' means J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and two other leading dealers of publicly-traded debt securities of the Company to be chosen by the Remarketing Dealer. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace such person with any other leading dealer of publicly-traded debt securities for the Company.

'Treasury Rate' means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issues (defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below).

'Comparable Treasury Issues' means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities on the Determination Date comparable to the remaining term of the Drs.

'Comparable Treasury Price' means (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500, adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of five Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. 'Telerate Page 500' means the display designated as 'Telerate Page 500' on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. 'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer, the offer price(s) for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) for settlement on the Remarketing Date quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. on the Determination Date.

'Reference Treasury Dealer' means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

Notification of Results; Settlement
If the Remarketing Dealer has elected to remarket the Drs. as provided herein, then the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 5:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

All of the Drs. will be automatically delivered to the account of the Trustee by book-entry through DTC, pending payment of the purchase price therefor, on the Remarketing Date.

The Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date against delivery through DTC of the Drs., of the purchase price for all of the Drs. tendered. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, then the Company is obliged to make or cause to be made such payment for all of the Drs. not purchased by the Remarketing Dealer, as described below under ' -- Repurchase.' In any case, the Company will make, or cause the Trustee to make, payment of interest due on the Remarketing Date to holders of Drs. by book entry through DTC by the close of business on the Remarketing Date.

The tender and settlement procedures described above may be modified without the consent of the holders of the Drs. to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may modify without any such consent the settlement procedures set forth above in order to facilitate the settlement process.

As long as DTC's nominee holds the certificates representing any Drs. in the book entry system of DTC, no certificates for such Drs. will be delivered by any selling beneficial owner to reflect any transfer of such Drs. effected in the remarketing. In addition, under the terms of the Drs. and the Remarketing Agreement (as defined below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the Drs. in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the Drs. to be issued in certificated form.

For further information with respect to transfers and settlement through DTC, see ' -- Book-Entry System' below, and 'Description of Debt Securities -- Global Securities' in the accompanying Prospectus.

The Remarketing Dealer
On or prior to the date of issuance of the Drs., the Company and the Remarketing Dealer will enter into the Remarketing Agreement which will provide for the Drs. to be remarketed substantially on the terms described below and in ' -- Mandatory Tender of Drs.; Remarketing.' The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'), arising out of or in connection with its duties under the Remarketing Agreement.

If the Remarketing Dealer elects to remarket the Drs. as described herein, the obligation of the Remarketing Dealer to purchase Drs. from holders thereof will be subject to several conditions set forth in the Remarketing Agreement. In addition, the Remarketing Agreement will provide for the termination thereof by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that would customarily give underwriters the right to terminate an underwriting agreement or would give rise to a failure to satisfy a closing condition to an underwriting agreement in the Company's public debt offerings.

As a result of these conditions and termination rights, holders of Drs. cannot be assured that their Drs. will be purchased by the Remarketing Dealer in connection with a mandatory tender. No Holder of any Drs. shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such Drs. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at 100% of the principal amount thereof plus accrued interest, if any. See 'Description of the Drs. -- Repurchase.'

The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 Business Days after the delivery to the Company and the Trustee of notice of such resignation. In such case, the Company shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Drs. The Remarketing Dealer may exercise any vote or join in any action which any Holder of Drs. may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE

If the Remarketing Dealer (i) does not elect to exercise its right to a mandatory tender of the Drs., (ii) is unable to notify the Company of the Interest Rate to Maturity by 5:00 p.m. New York City time on the Determination Date or (iii) for any other reason does not purchase all of the Drs. on the Remarketing Date, the Company shall repurchase on the Remarketing Date at a price equal to 100% of the principal amount of the Drs. plus all accrued and unpaid interest, if any, on the Drs. to (but excluding) the Remarketing Date, any Drs. that have not been purchased by the Remarketing Dealer.

REDEMPTION

On the Remarketing Date
If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date, the Company shall have the right to redeem the Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Drs. and (ii) the Dollar Price, by giving notice of such redemption to the Remarketing Dealer

     (x) no later than the Business Day immediately prior to the Determination Date or

     (y) if fewer than three Reference Corporate Dealers timely submit firm, committed bids for all outstanding Drs. to the Remarketing Dealer on the Determination Date, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed.

In either such case, it shall pay such redemption price for the Drs. in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer.

After the Remarketing Date
After the Remarketing Date, the Drs. will be redeemable (a 'Post-Remarketing Redemption'), in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Drs. or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to the redemption date.

Notice of any Post-Remarketing Redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Drs. to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Drs. or portions thereof called in connection with a Post-Remarketing Redemption.

'Adjusted Treasury Rate' means (i) the arithmetic mean of the yields under the heading 'Week Ending' published in the Statistical Release most recently published prior to the date of determination under the caption 'Treasury Constant Maturities' for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus (ii) 0.10%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

'Statistical Release' means the statistical release designated 'H.15(519)' or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Drs., then such other reasonably comparable index which shall be designated by the Company.

BOOK-ENTRY SYSTEM

The Drs. will be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee.

DTC is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ('Participants') deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ('Direct Participants'). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ('Indirect Participants'). The rules applicable to DTC and its Participants are on file with the Commission.

Payments of principal of, premium, if any, and interest on the Drs. will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to beneficial owners of the Drs. will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent under the Indenture, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Drs. shall be the responsibility of Direct and Indirect Participants.

DTC may decide to discontinue providing its services as securities depository with respect to the Drs. at any time by giving notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Drs. certificates are required to be printed and delivered.

Neither the Company, the Trustee, any Paying Agent nor any Registrar for the Drs. will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, Drs. represented in global form, or for maintaining, supervising or receiving any records relating to such beneficial ownership interests maintained by DTC.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Drs. to initial holders purchasing Drs. at the 'issue price.' The 'issue price' of a Drs. will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Drs. is sold for money. This summary is based upon laws, regulations, rulings and decisions in effect, all of which are subject to change, which change may be retroactive. Moreover, it deals only with purchasers who hold Drs. as 'capital assets' within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code'), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Drs. as a hedge against currency risk or as a position in a 'straddle' for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the federal income tax consequences of the Drs. until the Remarketing Date. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ('IRS'). POTENTIAL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE Drs.

As used herein, the term 'U.S. Holder' means a beneficial owner of Drs. that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations and certain partnerships that have one or more partners who are not United States persons), or (iii) an estate or trust whose income is subject to United States federal income tax regardless of its source. As used herein, the term 'non-U.S. Holder' means a beneficial owner of a Drs. that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Because no debt instrument closely comparable to the Drs. has been the subject of any Treasury regulation, revenue ruling or judicial decision, the United States federal income tax treatment of debt obligations such as the Drs. is not certain. Because the Drs. are subject to mandatory tender on the Remarketing Date, the Company intends, and the Holders by purchasing the Drs. agree, to treat the Drs. as maturing on the Remarketing Date for United States federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the Drs. Except where indicated to the contrary, the following discussion assumes such treatment of the Drs. for federal income tax purposes.

INTEREST INCOME

Interest on the Drs. will generally be taxable as ordinary income for federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting. The Company does not anticipate that the initial issuance of the Drs. will result in Original Issue Discount ('OID'), generally defined as the excess of the stated redemption price at the maturity of the Drs. over its issue price. However, if a Drs. is issued with OID, or is deemed by the IRS to have been issued with OID, the holder of such debt instrument issued with OID is required to recognize as ordinary income the amount of OID on the debt instrument as such discount accrues, in accordance with a constant yield method.

GAIN OR LOSS ON SALE OR REDEMPTION

If a Drs. is sold or redeemed, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest on the Drs.) and the adjusted basis in its Drs. The adjusted basis of the Drs. generally will equal the U.S. Holder's cost, increased by any OID previously includable in the U.S. Holder's income with respect to the Drs., and reduced by the principal payments previously received with respect to the Drs. Gain or loss on sale or redemption of a Drs. will generally be capital gain or loss.

Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. U.S. Holders should consult their own tax advisors regarding the capital gains rate applicable to them. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE FEDERAL TAX TREATMENT

There can be no assurance that the IRS will agree with, or that a Court will uphold, the Company's treatment of the Drs. as maturing on the Remarketing Date and as thereafter being reissued should the Drs. be remarketed, and it is possible that the IRS could assert another treatment. In particular, the IRS could seek to treat the Drs. as maturing on the Stated Maturity Date and possibly also to treat the issue price of the Drs. as including the value of the mandatory tender right. Because of the remarketing, if the Drs. were treated as maturing on the Stated Maturity Date, Treasury regulations relating to contingent payment debt obligations (the 'Contingent Payment Debt Regulations') would apply. The effect of such treatment would be to require U.S. Holders, regardless of their usual method of tax accounting, to accrue as OID, subject to the adjustments described below, income at a 'comparable yield' on the adjusted issue price, which could be higher than the actual cash payments received. In addition, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the Drs. would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to the Drs.

It is particularly important that each U.S. Holder consult with its own tax advisor regarding the tax treatment of the potential acquisition, ownership and disposition of its Drs. Further, no advice has been received as to income, franchise, personal property, or other taxation in any state or locality, or as to the treatment of the Drs. in any state or locality. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL INCOME, FRANCHISE, PERSONAL PROPERTY, AND ANY OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE Drs.

NON-U.S. HOLDERS

A non-U.S. Holder will not be subject to United States federal income tax on payments of principal, premium (if any) or interest (including original issue discount and accruals under the Treasury regulations applicable to contingent payment debt obligations, if any) on a Drs., unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Drs., or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'Financial Institution') and that is holding the Drs. on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Drs. is not a United States person. In general, such requirement will be fulfilled if the beneficial owner of a Drs. certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the Drs. on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a Drs., provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

If a non-U.S. Holder of a Drs. is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the Drs. is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a Drs. in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Drs. will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

The Drs. will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Drs. would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

The Company and the Trustee intend to comply with all requirements imposed on them from time to time by the information reporting and backup withholding provisions of the Code. A holder may be subject to backup withholding at the rate of 31% of the interest and other 'reportable payments' (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Drs. if, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

On October 6, 1997, the Treasury Department issued new regulations (the 'New Regulations') which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

Summary. This discussion is intended to be a summary only. Due to the complexity of the rules described above, the current uncertainty as to the manner of their application to the U.S. and non-U.S. Holders and possible legislative changes, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of its acquisition, ownership and disposition of its Drs. Further, no advice has been received as to income, franchise, personal property, or other taxation in any state or locality, or as to the treatment of the Drs. in any state or locality. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL INCOME, FRANCHISE, PERSONAL PROPERTY, AND ANY OTHER TAX CONSEQUENCES ARISING OUT OF THEIR OWNERSHIP OF THE Drs.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an Underwriting Agreement (the 'Underwriting Agreement') relating to the Drs. offered hereby, the Company has agreed to sell to each of the Underwriters named below the amount of Drs. set forth below:

                                                                                            PRINCIPAL
                                     UNDERWRITERS                                         AMOUNT OF Drs.
--------------------------------------------------------------------------------------   ----------------
J.P. Morgan Securities Inc............................................................     $ 68,000,000
Goldman, Sachs & Co...................................................................       66,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated....................................       66,000,000
                                                                                         ----------------
                                                                                           $200,000,000
                                                                                         ----------------
                                                                                         ----------------

Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all of the Drs. offered hereby if any are purchased.

The Underwriters propose to offer the Drs. to the public at varying prices based on prevailing market rates at the time of resale. The Underwriters will purchase the Drs. at 99.401% of the principal amount thereof. In addition, in consideration for the right to require the mandatory tender of all outstanding Drs. as described above, the Remarketing Dealer will pay to the Company, on the same date the Underwriters pay the purchase price for the Drs., an amount equal to 2.590% of the principal amount of the Drs. Consequently, the net proceeds to the Company will be $203,982,000, or 101.991% of the principal amount of the Drs.

The Drs. are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Drs. but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Drs.

In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Drs. Specifically, the Underwriters may overallot in connection with the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Drs. in the open market to cover syndicate short positions or stabilize the price of the Drs. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Drs. in the offering if the syndicate repurchases previously distributed Drs. in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Drs. above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. See also 'Plan of Distribution' in the accompanying Prospectus.

From time to time in the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with the Company and its affiliates. During January 1998, Lawrence A. Bossidy, Chairman and Chief Executive Officer of the Company, was elected to the board of directors of J.P. Morgan & Co. Incorporated, the indirect parent of J.P. Morgan Securities Inc.

                                 LEGAL OPINIONS

The legality of the Drs. offered hereby will be passed upon by J. Edward Smith, Senior Counsel, Corporate and Finance, of the Company. At the date of this Prospectus Supplement, Mr. Smith had no beneficial ownership interest in any shares of the Company's Common Stock and had no right to acquire shares through the exercise of vested options granted under option plans of the Company. The validity of the Drs. offered hereby will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York, and certain other legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                           FORWARD-LOOKING STATEMENTS

The Prospectus and this Prospectus Supplement contain, or incorporate by reference, certain statements that may be deemed 'forward-looking statements' within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in the Prospectus and this Prospectus Supplement are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

PROSPECTUS

                                  $600,000,000

                                     [LOGO]

                                DEBT SECURITIES

----------------------------------------------------------

     This Prospectus covers debt securities (the 'Debt Securities') to be issued for proceeds of up to $600,000,000 (or the equivalent in foreign denominated currency or composite currencies) which AlliedSignal Inc. (the 'Company') may issue from time to time in one or more series. The Debt Securities will be offered directly, or through agents designated from time to time, or through broker-dealers or underwriters also to be designated. The Debt Securities will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be sold for U.S. dollars, foreign denominated currency or composite currencies, and principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or composite currencies. The currency for which the Debt Securities may be purchased and the currency in which principal of and any interest on the Debt Securities may be payable may be specifically designated by the Company.

     The designation, principal amount, offering price, maturity, interest rate, and redemption provisions, if any, of the Debt Securities, and the name of each agent, broker-dealer or underwriter, if any, in connection with the sale of the Debt Securities are set forth in the accompanying Prospectus Supplement (the 'Prospectus Supplement').

     If an agent of the Company or a broker-dealer or underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or broker-dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The proceeds to the Company will be the purchase price in the case of sale through an agent or a broker-dealer and the public offering price in the case of sale through an underwriter. Net proceeds to the Company will be the purchase price less commission in the case of an agent, the purchase price in the case of a broker-dealer and the public offering price less discount in the case of an underwriter, less, in each case, other issuance expenses. See 'Plan of Distribution' for possible indemnification arrangements for agents, broker-dealers and underwriters.

                            ------------------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED  BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING
         SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                            ------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, INCLUDING THE PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS, BROKER-DEALERS OR UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS, INCLUDING THE PROSPECTUS SUPPLEMENT, DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

               The date of this Prospectus is November 19, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains an Internet web site at http://www.sec.gov/ that contains such reports, proxy statements and other information. Such reports, proxy statements and other information of the Company should also be available for inspection at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois, 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the 'Registration Statement') under the Securities Act of 1933, as amended, with respect to the Debt Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

          (3) the Company's Current Reports on Form 8-K filed on January 15, February 20, March 18, April 15, May 22, June 19, July 18, July 23, August 14, September 23 and October 22, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or contained in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom this prospectus is delivered, upon such person's written or oral request to AlliedSignal Inc., Office of the Secretary, P.O. Box 4000, Morristown, New Jersey 07962, telephone number (973) 455-5067.

                                  THE COMPANY

     The Company's operations are conducted in three principal industries: aerospace; automotive; and engineered materials. The Company's products are used by many major industries, including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation and aerospace and in agriculture and the space program.

     The principal executive offices of the Company are located at 101 Columbia Road, Morris Township, New Jersey 07962. The telephone number is (973) 455-2000.

                     RATIO OF EARNINGS TO FIXED CHARGES(a)

 NINE MONTHS
    ENDED
SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
-------------     ----------------------------------------
1997     1996     1996     1995     1994     1993     1992
----     ----     ----     ----     ----     ----     ----
8.11     6.88     7.06     6.18     6.02     4.71     3.27

------------

 (a) The ratio of earnings to fixed charges is generally computed by dividing the sum of net income (excluding the cumulative effect of accounting changes in 1992 and 1993), income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases. The ratio also includes the Company's share of the earnings and fixed charges of significant joint ventures.

                                USE OF PROCEEDS

     Except as may otherwise be disclosed in the Prospectus Supplement, the net proceeds to be received by the Company from sales of the Debt Securities will be used for general corporate purposes which may include working capital, capital expenditures, stock repurchases, repayment of borrowings and acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

     The following statements are subject to the detailed provisions of the Indenture dated as of October 1, 1985, as supplemented by the First Supplemental Indenture dated as of February 1, 1991 and by the Second Supplemental Indenture dated as of November 1, 1997 (collectively, the 'Indenture') between the Company and The Chase Manhattan Bank, as trustee (the 'Trustee'). References to particular sections of the Indenture are noted below.

GENERAL

     The Company has issued debt securities in the principal amount of $1,025,500,000 under the Indenture. The Indenture does not limit the amount of debt securities which may be issued thereunder. The Debt Securities to which this Prospectus relates will be issued from time to time with aggregate proceeds of up to $600,000,000 or the equivalent thereof in foreign denominated currency or composite currencies, and will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The Debt Securities will be unsecured and issued in fully registered form without coupons or, if specified in the applicable Prospectus Supplement, in bearer form with coupons (Sections 301 and 302).

     Reference is made to the Prospectus Supplement for the following terms to the extent they are applicable to the Debt Securities offered hereby: (i) designation, aggregate principal amount, denomination and currency; (ii) date of maturity; (iii) currency or currencies for which Debt Securities may be purchased and currency or currencies in which principal of and any interest may be payable; (iv) if the currency for which Debt Securities may be purchased or in which principal of and any interest may be payable is at the purchaser's election, the manner in which such an election may be made; (v) interest rate; (vi) the times at which interest will be payable; (vii) redemption date and redemption price; (viii) federal income tax consequences; and (ix) any other specific terms of the Debt Securities.

COVENANTS CONTAINED IN INDENTURE

     The Company will covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on (a) any property located in the United States which is (i) in the opinion of the Board of Directors, a principal manufacturing property or (ii) an oil, gas or mineral producing property, or (b) any shares of capital stock or indebtedness of any subsidiary owning such property, without equally and ratably securing the Debt Securities, subject to certain exceptions specified in the Indenture. Exceptions include:
(1) existing liens on property of the Company or liens on property of corporations at the time such corporations become subsidiaries of or are merged with the Company; (2) liens existing on property when acquired, or incurred to finance the purchase price thereof; (3) certain liens on property to secure the cost of exploration, drilling or development of, or improvements on, such property; (4) certain liens in favor of or required by contracts with governmental entities; and (5) indebtedness secured by liens otherwise prohibited by such covenant not exceeding 10% of the consolidated net tangible assets of the Company and its consolidated subsidiaries. Transfers of oil, gas or other minerals in place for a period of time until the transferee receives a specified amount of money or of such minerals or any other transfers commonly referred to as 'production payments,' are outside the scope of this covenant and are thus permitted without restriction. The Company will also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is (i) in the opinion of the Board of Directors, a principal manufacturing property or (ii) an oil, gas or mineral producing property, unless (1) the Company would be entitled under the provisions described above in this paragraph to incur debt equal to the value of such sale and lease-back transactions, secured by liens on the property to be leased, without equally securing the outstanding Debt Securities, or (2) the Company, during the four months following the effective date of such sale and lease-back transaction, applies an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of the Company or a subsidiary (Sections 101, 1005 and 1006).

     Other than as described above and except as may be otherwise specified in the applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (1) any successor Person assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture and (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the Indenture (Section 801).

DEFEASANCE PROVISIONS

     Defeasance And Discharge. The Indenture provides that, if principal of and any interest on the Debt Securities are denominated and payable in United States dollars, the Company will be discharged from any and all obligations in respect of the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, non-callable U.S. Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if there has been a change in applicable Federal law such that, or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that, such deposit, defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause said Debt Securities to be de-listed as a result thereof (Section 403). The term 'U.S. Government Obligations' is defined to mean direct obligations of the United States of America, backed by its full faith and credit (Section 101).

     Defeasance Of Certain Covenants. The Company may omit to comply with certain restrictive covenants described in Sections 1005 (Limitation on Mortgages) and 1006 (Limitation on Sale and Lease-Back) of the Indenture. To exercise such option, the Company must deposit with the Trustee money, non-callable U.S. Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes (Section 1008).

     Defeasance And Events Of Default. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

MODIFICATION AND WAIVER

     Other than modifications and amendments not adverse to holders of the Debt Securities, modifications and amendments of the Indenture and waivers of compliance with Indenture covenants may be made only with the consent of the holders of a majority in aggregate principal amount at maturity of the Debt Securities of each series to be affected outstanding at that time (voting as a class); provided, however, that the consent of all holders of each outstanding series of Debt Securities affected thereby will be required, among other things, to (a) change the stated maturity of such Debt Securities; (b) reduce the principal amount thereof; (c) reduce the rate or extend the time of payment of interest or premium, if any, thereon; (d) impair the right to institute suit for the enforcement of any such payment on or after the respective due dates thereof; or (e) reduce the percentage of in principal amount of Debt Securities required to approve any supplemental indenture or any waiver under the Indenture (Section 902). The holders of not less than a majority in aggregate principal amount at maturity of outstanding Debt Securities of each series affected thereby may waive any past default under the Indenture and its consequences, except a default (a) in the payment of the principal of, premium, if any, or interest on such Debt Securities, or (b) in respect of a covenant or provision which cannot be modified or amended without the consent of all the holders of each outstanding series of Debt Securities affected thereby (Section 507).

INFORMATION CONCERNING THE TRUSTEE

     The Chase Manhattan Bank ('Chase') is also the trustee under the indenture under which the Company's Serial Zero Coupon Bonds Due 1997-2009 are outstanding and is fiscal agent for the Company's 8% Bonds Due May 15, 2006. The Company has a credit agreement with a group of banks including Chase under which Chase has a commitment of $50 million. The Company maintains deposit accounts and conducts other banking transactions with Chase.

EVENTS OF DEFAULT

     Events of Default with respect to any series of Debt Securities under the Indenture include: (a) default in payment of any principal of or premium, if any, on such series, except for principal due upon sinking fund redemptions; (b) default in the payment of any installment of interest or sinking fund redemption, if any, on such series and continuance of such default for a period of 30 days; (c) default for 90 days after notice in the performance of any other covenant in the Indenture; or (d) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal of or premium, if any, or interest on such series of Debt Securities) if it considers such withholding to be in the interest of holders of Debt Securities (Section 508). No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     On the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount at maturity of Debt Securities of each such series then outstanding may declare the principal (or in the case of Debt Securities sold at an original issue discount, the amount specified in the terms thereof) to be due and payable immediately (Section 501). Upon payment of such amount, together with any premium or interest due thereon, if any, all the Company's obligations in respect to payment of indebtedness on such Debt Securities will terminate (Sections 401, 501 and 502).

     Within 120 days after the end of each fiscal year, certain officers of the Company are required to inform the Trustee whether they know of any default under the Indenture, specifying any such default and the nature and status thereof (Section 1004). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Debt Securities unless such holders of Debt Securities shall have offered to the Trustee reasonable indemnity (Section 603).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ('Global Securities') that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 203 and 302).

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series if other than or in addition to the description below. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any paying agent or the security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

     If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities) (Section 203). Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities of such series so issued in definitive form will be issued as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) to broker-dealers as principals; and
(iv) through underwriters.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the 'Act'), involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in a Prospectus Supplement. Unless

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

otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis.

     If a broker-dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     Agents, broker-dealers or underwriters may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP ('Price Waterhouse'), independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of the Company for the three month periods ended March 31, the three- and six-month periods ended June 30 and the three- and nine-month periods ended September 30, 1997 and 1996, incorporated by reference in this Prospectus, Price Waterhouse reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 1997, July 25, 1997 and October 27, 1997 incorporated by reference herein, state that they did not audit and they did not express an opinion on that unaudited financial information. Price Waterhouse has not carried out any significant or additional tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse is not subject to the liability provisions of section 11 of the Act for their report on the unaudited consolidated financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by Price Waterhouse within the meaning of sections 7 and 11 of the Act.

                          STATEMENT OF DIFFERENCES
                          ------------------------

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